Exhibit 99.1

KULR Partners with Amprius Technologies to Develop Reference Design to Enhance Battery Safety and Performance in Advanced Air Mobility

SAN DIEGO August 20, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the “Company” or “KULR”), a global leader in safe and high-performance energy storage solutions, today announced it has been selected for a pivotal battery pack reference design project by Amprius Technologies (NYSE: AMPX), a leader in next-generation lithium-ion batteries with its Silicon Anode Platform. The final reference design will provide Amprius’ customers with a solution to address thermal runaway at the battery pack level that leverages KULR’s advanced energy management platform, KULR ONE Design Solutions, with Amprius’ high-energy Silicon Anode pouch cells to meet the rigorous thermal qualification standards set by the Federal Aviation Administration (FAA) and European Union Aviation Safety Agency (EASA), ensuring the highest levels of safety and performance. This partnership is set to push the boundaries of next-generation battery technology, with a focus on the burgeoning advanced air mobility (AAM) market.

The integration of all lithium-ion battery technology into Advanced Air Mobility (AAM) presents significant challenges, particularly due to the risks of cell thermal runaway. To address these concerns, the FAA and EASA have established stringent design regulations to mitigate the risks associated with using lithium-ion battery packs in electric manned applications. The partnership between Amprius and KULR is designed to meet these strict safety standards and accelerate the adoption of Amprius’ high-performance cells in the AAM sector, where their technology is uniquely positioned to excel.

Driving Innovation in Battery Technology

The joint effort will explore innovative methods to enhance battery safety and maximize energy density at the pack level. By integrating KULR’s advanced thermal management solutions with Amprius’ high-energy and high-power lithium-ion batteries and cutting-edge silicon anode technology, the partnership aims to deliver a battery system that is not only safe but also exceptionally high-performance.

“KULR’s proven expertise in thermal management and energy storage solutions makes them an ideal partner for this project,” said Jon Bornstein, President of Amprius Technologies Lab. “By combining Amprius’ advanced silicon anode battery technology with KULR’s innovative approach to safety and performance, we are setting a new standard in the advanced air mobility segment. This partnership accelerates our ability to meet the stringent requirements of the electric aviation industry while simultaneously pushing forward the evolution of battery technology with a focus on safety, efficiency, and market expansion."

A Comprehensive Approach to Design and Testing

The project will be executed in four phases, beginning with extensive data collection and design concept delivery. Subsequent phases will include detailed thermal modeling, propagation prevention response (PPR) design, and rigorous testing to ensure compliance with the highest safety standards. This systematic approach will enable the development of a robust and scalable battery solution tailored to the needs of various applications within the e-aviation sector and beyond.

A Commitment to Market Expansion

This collaboration underscores KULR and Amprius' commitment to expanding into growing markets by providing innovative solutions that address the critical needs of safety and performance in energy-dense battery systems.

The partnership is poised to play a pivotal role in the evolution of battery technology, particularly in the electric aviation market, where the demand for lightweight, high-performance energy storage solutions is rapidly increasing.

Precision Business Insights estimates the global electric aircraft market to reach USD $13.55 billion by 2030, growing at a CAGR of 7.62% during the forecast period of 2024 to 2030.

About KULR Technology Group, Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

About Amprius Technologies, Inc.

Amprius Technologies, Inc. is a leading manufacturer of high-energy and high-power lithium-ion batteries, producing the industry’s highest-known energy density cells. The company’s commercially available SiMaxx™ batteries deliver up to 450 Wh/kg and 1,150 Wh/L, with third-party validation of 500Wh/kg and 1,300 Wh/L. Amprius expanded its product portfolio to include the SiCore™ platform in 2024, significantly enhancing its ability to serve additional customer applications. The company’s corporate headquarters is in Fremont, California, where it maintains an R&D lab and a MWh scale manufacturing facility for the fabrication of silicon anodes and cells. To serve customer demand, Amprius entered into several agreements to secure over 500MWh of contract manufacturing available today and entered into a lease agreement for a GWh scale facility in Brighton, Colorado. For additional information, please visit amprius.com. Also, see the company’s LinkedIn and Twitter pages.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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